As filed with the Securities and Exchange Commission on June 2, 2005
Registration No. 333-124797

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Alon USA Energy, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	2911	74-2966572
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7616 LBJ Freeway, Suite 300
Dallas, Texas 75251
(972) 367-3600
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)
Jeff D. Morris
Alon USA Energy, Inc.
7616 LBJ Freeway, Suite 300
Dallas, Texas 75251
(972) 367-3600
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

With a copy to:

Mark E. Betzen Jones Day 2727 North Harwood Street Dallas, Texas 75201-1515 Telephone: (214) 220-3939 Facsimile: (214) 969-5100	Kris F. Heinzelman Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019-7475 Telephone: (212) 474-1000 Facsimile: (212) 474-3700

     Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.
      The following table sets forth the costs and expenses to be paid by us in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the New York Stock Exchange listing fee.

Securities and Exchange Commission registration fee		$14,713
NASD filing fee		13,000
New York Stock Exchange listing fee
Accounting fees and expenses
Legal fees and expenses
Printing and engraving expenses
Transfer agent and registrar fees and expenses
Miscellaneous expenses

Total	$

Item 14.	Indemnification of Directors and Officers.
      We are a Delaware corporation. Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity under certain circumstances to directors, officers employees or agents in connection with actions, suits or proceedings, by reason of the fact that the person is or was a director, officer, employee or agent, against expenses and liabilities incurred in such actions, suits or proceedings so long as they acted in good faith and in a manner the person reasonable believed to be in, or not opposed to, the best interests of the company, and with respect to any criminal action if they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of such corporation, however, indemnification is generally limited to attorneys’ fees and other expenses and is not available if such person is adjudged to be liable to such corporation unless the court determines that indemnification is appropriate.
      As permitted by Delaware law, our certificate of incorporation includes a provision that eliminates the personal liability of our directors to Alon or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

•	for any transaction for which the director derived an improper personal benefit.
      As permitted by Delaware law, our certificate of incorporation provides that:

•	we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to very limited exceptions;

•	we may indemnify our other employees and agents to the fullest extent permitted by Delaware law, subject to very limited exceptions;

•	we are required to advance expenses (including without limitation, attorneys’ fees), as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions;

•	we may advance expenses, as incurred, to our employees and agents in connection with a legal proceeding; and

•	the rights conferred in our certificate of incorporation are not exclusive.
      We intend to enter into Indemnification Agreements with each of our current directors and officers to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.
      The indemnification provisions in our certificate of incorporation and the Indemnification Agreements entered into with our directors and officers may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.
      Under Delaware law, corporations also have the power to purchase and maintain insurance for directors, officers, employees and agents.
      Alon USA Energy, Inc. and its subsidiaries are covered by liability insurance policies which indemnify their directors and officers against loss arising from claims by reason of their legal liability for acts as such directors, officers, or trustees, subject to limitations and conditions as set forth in the policies.
      The foregoing discussion of our certificate of incorporation and Delaware law is not intended to be exhaustive and is qualified in its entirety by such certificate of incorporation or law.

Item 15.	Recent Sales of Unregistered Securities.
      None.

Item 16.	Exhibits and Financial Statement Schedules.
      (a) The following exhibits are filed herewith:

Number		Exhibit Title

1	.1**	Form of Underwriting Agreement.
3	.1*	Form of Amended and Restated Certificate of Incorporation of Alon USA Energy, Inc.
3	.2*	Form of Amended and Restated Bylaws of Alon USA Energy, Inc.
4	.1**	Specimen Common Stock Certificate.
5	.1**	Opinion of Jones Day.
10	.1†	Area License Agreement, dated as of June 2, 1993, between Southwest Convenience Stores, Inc. and The Southland Corporation.
10	.2.1†	Amendment to Area License Agreement and Consent to Assignment, dated as of December 20, 1996, between The Southland Corporation and Permian Basin Investments, Inc. d/b/a Southwest Convenience Stores, Inc.
10	.2.2†	Amendment No. 2 to Area License Agreement, dated as of August 14, 1997, between Southwest Convenience Stores LLC and The Southland Corporation.
10	.3*	Trademark License Agreement, dated as of June 31, 2000, among Finamark, Inc., Atofina Petrochemicals, Inc. and SWBU, L.P.
10	.4*	First Amendment to Trademark License Agreement, dated as of April 11, 2001, among Finamark, Inc., Atofina Petrochemicals, Inc. and SWBU, L.P.

Number		Exhibit Title

10	.5*	Pipeline Lease Agreement, dated as of January 22, 2001, between Chevron Pipe Line Company and Fin-Tex Pipe Line Company.
10	.6*	Pipeline Lease Agreement, dated as of February 21, 1997, between Navajo Pipeline Company and American Petrofina Pipe Line Company.
10	.7*	Contribution Agreement, dated as of January 25, 2005, among Holly Energy Partners, L.P., Holly Energy Partners – Operating, L.P., T & R Assets, Inc., Fin-Tex Pipe Line Company, Alon USA Refining, Inc., Alon Pipeline Assets, LLC, Alon Pipeline Logistics, LLC, Alon USA, Inc. and Alon USA, LP.
10	.8*	Pipelines and Terminals Agreement, dated as of February 28, 2005, between Alon USA, LP and Holly Energy Partners, L.P.
10	.9*	Master Lease, dated as of October 1, 2002, between SCS Finance I, L.P. and Southwest Convenience Stores, LP.
10	.10*	Loan Agreement, dated as of October 1, 2002, between GE Capital Franchise Finance Corporation and SCS Finance I, L.P.
10	.11*	Equipment Loan and Security Agreement, dated as of October 1, 2002, between GE Capital Franchise Finance Corporation and SCS Finance I, L.P.
10	.12*	Master Lease, dated as of October 1, 2002, between SCS Finance II, L.P. and Southwest Convenience Stores, LP.
10	.13*	Loan Agreement, dated as of October 1, 2002, between GE Capital Franchise Finance Corporation and SCS Finance II, L.P.
10	.14*	Equipment Loan and Security Agreement, dated as of October 1, 2002, between GE Capital Franchise Finance Corporation and SCS Finance II, L.P.
10	.15*	Amended and Restated Credit Agreement, dated as of January 14, 2004, among Alon USA, Inc., the lenders listed therein and Credit Suisse First Boston.
10	.16*	Guarantee and Collateral Agreement, dated as of January 14, 2004, among Credit Suisse First Boston, Alon USA, Inc., the subsidiaries of Alon USA, Inc. identified therein and Alon USA Energy, Inc.
10	.17*	First Amendment, dated as of February 10, 2005, to the Amended and Restated Credit Agreement, dated as of January 14, 2004, among Alon USA, Inc., the lenders listed therein and Credit Suisse First Boston, and the Guarantee and Collateral Agreement, dated as of January 14, 2004, among Credit Suisse First Boston, Alon USA, Inc., the subsidiaries of Alon USA, Inc. identified therein and Alon USA, Inc.
10	.18**	Second Amendment, dated as of May 6, 2005, to the Amended and Restated Credit Agreement, dated as of January 14, 2004, among Alon USA Energy, Inc., the lenders listed therein and Credit Suisse First Boston.
10	.19*	Amended Revolving Credit Agreement, dated as of January 14, 2004, among Alon USA, LP, the guarantor companies and financial institutions identified therein and Israel Discount Bank of New York.
10	.20*	First Amendment, dated as of February 10, 2005, to the Amended Revolving Credit Agreement, dated as of January 14, 2005, among Alon USA, LP, the guarantor companies and financial institutions identified therein and Israel Discount Bank of New York.
10	.21*	Management and Consulting Agreement, dated August 1, 2003, among Alon USA, Inc., Alon Israel Oil Company, Ltd. and Alon USA Energy, Inc.
10	.22**	Registration Rights Agreement between Alon USA Energy, Inc. and Alon Israel Oil Company, Ltd.
10	.23*	Executive Employment Agreement, dated as of July 31, 2000, between Jeff D. Morris and Alon USA GP, Inc., as amended on May 4, 2005.
10	.24*	Executive Employment Agreement, dated as of July 31, 2000, between Claire A. Hart and Alon USA GP, Inc., as amended on May 4, 2005.
10	.25*	Executive Employment Agreement, dated as of February 5, 2001, between Joseph A. Concienne, III and Alon USA GP, Inc., as amended on May 4, 2005.

Number		Exhibit Title

10	.26*	Management Employment Agreement, dated as of October 1, 2002, between Harlin Dean and Alon USA GP, LLC., as amended on May 4, 2005.
10	.27*	Annual Cash Bonus Plan.
10	.28*	Description of 10% Bonus Plan.
10	.29*	Change of Control Incentive Bonus Program.
10	.30*	Description of Director Compensation.
10	.31*	Form of Director Indemnification Agreement with Alon USA Energy, Inc.
10	.32*	Form of Officer Indemnification Agreement with Alon USA Energy, Inc.
10	.33*	Form of Director and Officer Indemnification Agreement with Alon USA Energy, Inc.
21	.1*	List of Subsidiaries of Alon USA Energy, Inc.
23	.1*	Consent of KPMG LLP.
23	.2**	Consent of Jones Day (included in Exhibit 5.1).
24	.1*	Power of Attorney.

*	Previously filed.

**	To be filed by amendment.

†	Filed under confidential treatment request.
      (b) Financial Statement Schedule.
SCHEDULE I — CONDENSED FINANCIAL INFORMATION
ALON USA ENERGY, INC. (PARENT COMPANY ONLY)
CONDENSED BALANCE SHEETS
(dollars in thousands)

	As of December 31,

	2003	2004

ASSETS
Current assets	$984	$2,126
Investment in subsidiary	85,365	111,558

Total assets	$86,349	$113,684

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$1,647	$511
Long-term debt	37,779	41,701
Shareholders’ investment	8,589	8,729
Other comprehensive loss	(1,538)	(2,261)
Retained earnings	39,872	65,004

Total stockholders’ equity	46,923	71,472

Total liabilities and stockholders’ equity	$86,349	$113,684

ALON USA ENERGY, INC. (PARENT COMPANY ONLY)
CONDENSED STATEMENTS OF OPERATIONS
(dollars in thousands)

	Year Ended December 31,

	2002	2003	2004

General and administrative expenses	$—	$7	$3
Interest expense	1,533	2,728	2,946
Other income, net	—	(20)	—

Loss before income tax benefit	1,533	2,715	2,949
Income tax benefit	(567)	(1,045)	(1,165)

Loss before equity earning in subsidiary	(966)	(1,670)	(1,784)

Equity earnings in subsidiary	5,318	15,738	26,916
Net income	$4,352	$14,068	$25,132

ALON USA ENERGY, INC. (PARENT COMPANY ONLY)
CONDENSED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Year Ended December 31,

	2002	2003	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,352	$14,068	$25,132
Adjustments:
Accrued interest on subordinated notes to stockholders	1,533	2	18
Equity earnings in subsidiary	(5,318)	(15,738)	(26,916)
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	277	(366)	(1,321)

Net cash provided by (used in) operating activities	844	(2,034)	(3,087)

CASH FLOWS USED IN INVESTING ACTIVITIES:
Investment in subsidiary	(25,000)	—	—

Net cash used in financing activities	(25,000)	—	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Stock issuance and payments from stockholders	—	40	140
Additions on long-term debt	25,000	—	2,727

Net cash provided by financing activities	25,000	40	2,867

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	844	(1,994)	(220)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,414	2,258	264

CASH AND CASH EQUIVALENTS, END OF PERIOD	$2,258	$264	$44

ALON USA ENERGY, INC. (PARENT COMPANY ONLY)
CONDENSED BALANCE SHEETS
(dollars in thousands)

	December 31,	March 31,
	2004	2005

		(unaudited)
ASSETS
Current assets	$2,126	$4,787
Investment in subsidiary	111,558	109,374

Total assets	$113,684	$114,161

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$511	$—
Long-term debt	41,701	20,253
Shareholders’ investment	8,729	8,729
Other comprehensive loss	(2,261)	(2,261)
Retained earnings	65,004	87,440

Total stockholders’ equity	71,472	93,908

Total liabilities and stockholders’ equity	$113,684	$114,161

ALON USA ENERGY, INC. (PARENT COMPANY ONLY)
CONDENSED STATEMENTS OF OPERATIONS
(unaudited, dollars in thousands)

	Three Months Ended
	March 31,

	2004	2005

General and administrative expenses	$2	$—
Interest expense	679	625

Loss before income tax benefit	(681)	(625)
Income tax benefit	(268)	(247)

Loss before equity earnings in subsidiary	(413)	(378)
Equity earnings in subsidiary	1,910	22,814

Net income	$1,497	$22,436

ALON USA ENERGY, INC. (PARENT COMPANY ONLY)
CONDENSED STATEMENTS OF CASH FLOWS
(unaudited, dollars in thousands)

	Three Months Ended
	March 31,

	2004	2005

CASH FLOWS USED IN OPERATING ACTIVITIES:
Net income	$1,497	$22,436
Adjustments:
Accrued interest on subordinated notes to stockholders	678	625
Equity earnings of subsidiary	(1,910)	(22,814)
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	(1,920)	(2,162)

Net cash used in operating activities	(1,655)	(1,915)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments from stockholders	140	—
Additions on long-term debt	2,727	2,927

Net cash provided by financing activities	2,867	2,927

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,212	1,012
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	264	44

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,476	$1,056

(1)	Basis of Presentation
      Under the terms of agreements governing indebtedness of certain direct and indirect subsidiaries of Alon USA Energy, Inc., such subsidiaries are restricted from making dividend payments, loans or advances to the Company. These restrictions result in restricted net assets (as defined in Rule 4-03(e)(3) of Regulation S-X) of the Company’s direct and indirect subsidiaries exceeding 25% of the consolidated net assets of the Company and its subsidiaries.
      The accompanying condensed financial statements summarize the Company’s financial position as of December 31, 2003 and 2004 and March 31, 2005 (unaudited) and the results of operations and cash flows for the years ended December 31, 2002, 2003, and 2004, and the three months ended March 31, 2004 and 2005 (unaudited).
      The Alon USA Energy, Inc. (Parent Company Only) condensed financial statements should be read in conjunction with the consolidated financial statements of Alon USA Energy, Inc and Subsidiaries included elsewhere herein.

Item 17.	Undertakings.
      The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, State of Texas, on this 2nd day of June, 2005.

ALON USA ENERGY, INC.

By:	/s/ Jeff D. Morris

Jeff D. Morris
Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeff D. Morris Jeff D. Morris	President, Chief Executive Officer and Director (Principal Executive Officer)	June 2, 2005

* Shai Even	Chief Financial Officer (Principal Financial and Accounting Officer)	June 2, 2005

* David Wiessman	Director	June 2, 2005

* Avraham Meron	Director	June 2, 2005

* Boaz Biran	Director	June 2, 2005

* Ron W. Haddock	Director	June 2, 2005

* Pinchas Cohen	Director	June 2, 2005

* Itzhak Bader	Director	June 2, 2005

* Yeshayahu Pery	Director	June 2, 2005

*	The undersigned, by signing his name hereto, signs and executes this Registration Statement pursuant to the Powers of Attorney executed by the above-named officers and directors as previously filed with the Securities and Exchange Commission.

By:	/s/ Jeff D. Morris

Jeff D. Morris

Attorney-in-Fact

EXHIBIT INDEX

Number		Exhibit Title

1	.1**	Form of Underwriting Agreement.
3	.1*	Form of Amended and Restated Certificate of Incorporation of Alon USA Energy, Inc.
3	.2*	Form of Amended and Restated Bylaws of Alon USA Energy, Inc.
4	.1**	Specimen Common Stock Certificate.
5	.1**	Opinion of Jones Day.
10	.1†	Area License Agreement, dated as of June 2, 1993, between Southwest Convenience Stores, Inc. and The Southland Corporation.
10	.2.1†	Amendment to Area License Agreement and Consent to Assignment, dated as of December 20, 1996, between The Southland Corporation and Permian Basin Investments, Inc. d/b/a Southwest Convenience Stores, Inc.
10	.2.2†	Amendment No. 2 to Area License Agreement, dated as of August 14, 1997, between Southwest Convenience Stores LLC and The Southland Corporation.
10	.3*	Trademark License Agreement, dated as of June 31, 2000, among Finamark, Inc., Atofina Petrochemicals, Inc. and SWBU, L.P.
10	.4*	First Amendment to Trademark License Agreement, dated as of April 11, 2001, among Finamark, Inc., Atofina Petrochemicals, Inc. and SWBU, L.P.
10	.5*	Pipeline Lease Agreement, dated as of January 22, 2001, between Chevron Pipe Line Company and Fin-Tex Pipe Line Company.
10	.6*	Pipeline Lease Agreement, dated as of February 21, 1997, between Navajo Pipeline Company and American Petrofina Pipe Line Company.
10	.7*	Contribution Agreement, dated as of January 25, 2005, among Holly Energy Partners, L.P., Holly Energy Partners – Operating, L.P., T & R Assets, Inc., Fin-Tex Pipe Line Company, Alon USA Refining, Inc., Alon Pipeline Assets, LLC, Alon Pipeline Logistics, LLC, Alon USA, Inc. and Alon USA, LP.
10	.8*	Pipelines and Terminals Agreement, dated as of February 28, 2005, between Alon USA, LP and Holly Energy Partners, L.P.
10	.9*	Master Lease, dated as of October 1, 2002, between SCS Finance I, L.P. and Southwest Convenience Stores, LP.
10	.10*	Loan Agreement, dated as of October 1, 2002, between GE Capital Franchise Finance Corporation and SCS Finance I, L.P.
10	.11*	Equipment Loan and Security Agreement, dated as of October 1, 2002, between GE Capital Franchise Finance Corporation and SCS Finance I, L.P.
10	.12*	Master Lease, dated as of October 1, 2002, between SCS Finance II, L.P. and Southwest Convenience Stores, LP.
10	.13*	Loan Agreement, dated as of October 1, 2002, between GE Capital Franchise Finance Corporation and SCS Finance II, L.P.
10	.14*	Equipment Loan and Security Agreement, dated as of October 1, 2002, between GE Capital Franchise Finance Corporation and SCS Finance II, L.P.
10	.15*	Amended and Restated Credit Agreement, dated as of January 14, 2004, among Alon USA, Inc., the lenders listed therein and Credit Suisse First Boston.
10	.16*	Guarantee and Collateral Agreement, dated as of January 14, 2004, among Credit Suisse First Boston, Alon USA, Inc., the subsidiaries of Alon USA, Inc. identified therein and Alon USA Energy, Inc.
10	.17*	First Amendment, dated as of February 10, 2005, to the Amended and Restated Credit Agreement, dated as of January 14, 2004, among Alon USA, Inc., the lenders listed therein and Credit Suisse First Boston, and the Guarantee and Collateral Agreement, dated as of January 14, 2004, among Credit Suisse First Boston, Alon USA, Inc., the subsidiaries of Alon USA, Inc. identified therein and Alon USA, Inc.

Number		Exhibit Title

10	.18**	Second Amendment, dated as of May 6, 2005, to the Amended and Restated Credit Agreement, dated as of January 14, 2004, among Alon USA Energy, Inc., the lenders listed therein and Credit Suisse First Boston.
10	.19*	Amended Revolving Credit Agreement, dated as of January 14, 2004, among Alon USA, LP, the guarantor companies and financial institutions identified therein and Israel Discount Bank of New York.
10	.20*	First Amendment, dated as of February 10, 2005, to the Amended Revolving Credit Agreement, dated as of January 14, 2005, among Alon USA, LP, the guarantor companies and financial institutions identified therein and Israel Discount Bank of New York.
10	.21*	Management and Consulting Agreement, dated August 1, 2003, among Alon USA, Inc., Alon Israel Oil Company, Ltd. and Alon USA Energy, Inc.
10	.22**	Registration Rights Agreement between Alon USA Energy, Inc. and Alon Israel Oil Company, Ltd.
10	.23*	Executive Employment Agreement, dated as of July 31, 2000, between Jeff D. Morris and Alon USA GP, Inc., as amended on May 4, 2005.
10	.24*	Executive Employment Agreement, dated as of July 31, 2000, between Claire A. Hart and Alon USA GP, Inc., as amended on May 4, 2005.
10	.25*	Executive Employment Agreement, dated as of February 5, 2001, between Joseph A. Concienne, III and Alon USA GP, Inc., as amended on May 4, 2005.
10	.26*	Management Employment Agreement, dated as of October 1, 2002, between Harlin Dean and Alon USA GP, LLC., as amended on May 4, 2005.
10	.27*	Annual Cash Bonus Plan.
10	.28*	Description of 10% Bonus Plan.
10	.29*	Change of Control Incentive Bonus Program.
10	.30*	Description of Director Compensation.
10	.31*	Form of Director Indemnification Agreement with Alon USA Energy, Inc.
10	.32*	Form of Officer Indemnification Agreement with Alon USA Energy, Inc.
10	.33*	Form of Director and Officer Indemnification Agreement with Alon USA Energy, Inc.
21	.1*	List of Subsidiaries of Alon USA Energy, Inc.
23	.1*	Consent of KPMG LLP.
23	.2**	Consent of Jones Day (included in Exhibit 5.1).
24	.1*	Power of Attorney.

*	Previously filed.

**	To be filed by amendment.

†	Filed under confidential treatment request.